Exhibit 10.22

ADDENDUM TO CHANGE IN CONTROL SEVERANCE LETTER

This Addendum modifies the severance pay provisions contained in a letter (the “CiC Severance Letter”) from Omnicell, Inc. (the “Company”) to Rob Seim (the “Executive”) as it relates to payment of severance benefits in connection with the Acquisition of the Company (the “CiC Severance Benefits”).  Terms not defined herein shall have the meanings ascribed to them in the CiC Severance Letter.  Executive and the Company hereby agree as follows:

Entitlement to Severance Benefits.   The CiC Severance Benefits are payable to Executive only if within twelve (12) months following an Acquisition of the Company either (i) Executive suffers a separation from service from the Company due to an involuntary termination without Cause, (ii) the principal place of performance of Executive’s responsibilities and duties is changed to a location outside of the San Mateo, Santa Clara or San Francisco counties, or (iii) there is a material reduction in Executive’s responsibilities and duties without Cause; provided however that, Executive shall be entitled to the CiC Severance Benefits due to an event described in (ii) or (iii) above only if (x) the Company is given written notice from the Executive within sixty (60) days following the first of such event describing the condition, (y) the Company fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (z) the Executive terminates employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition but failed to do so.

Application of Internal Revenue Code Section 409A.  Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided in Executive’s CiC Severance Letter are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).  Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A.   Severance benefits are intended to comply with the provisions of Section 409A.  As such, if Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A,  the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death.  Executive shall receive severance benefits only if Executive executes and returns to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of separation from service, a separation agreement containing the Company’s standard form of release of claims in favor of the Company, and permits such release to become effective in accordance with its terms (such latest permitted date, the “Separation Agreement Deadline”).   If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the separation agreement could become effective in the calendar year following the calendar year in which Executive separates from service, the separation agreement will not be deemed effective any earlier than the Separation Agreement Deadline.  None of the severance benefits will be paid or otherwise delivered prior to the effective date of the separation agreement.  Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the separation agreement, all severance benefits will be paid in a lump sum on the 60th day following Executive’s separation from service.  The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

OMNICELL, INC.

/s/ Mary Lee Sharp	12/30/10
By:	Date

/s/ Rob Seim	12/29/10
Rob Seim	Date